Exhibit 10.1

SEPARATION AGREEMENT

The Pantry, Inc. and Robert B. Williams, Employee’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.           Last Day of Employment.  Employee's last day of employment with The Pantry was July 1, 2011 (“Effective Date”).

2.           Consideration.  In consideration for signing this Separation Agreement, and complying with its terms, and in accordance with the terms in the Amended and Restated Employment Agreement (dated December 17, 2007) and the First Amendment to Amended and Restated Employment Agreement (dated January 30, 2009), as well as any other applicable Employment Agreements (collectively “Employment Agreement”), The Pantry agrees:

a.           pursuant to the mutual promises contained in this Agreement and the Employment Agreement, to pay to Employee Three Hundred Ten Thousand Dollars and Zero Cents ($310,000.00), in substantially equal installments in accordance with The Pantry’s payroll schedule and practices applicable to Employee immediately prior to the Effective Date, representing twelve (12) months of salary at Employee’s base rate of pay, less lawful deductions, commencing on the first such payroll date after The Pantry’s receipt of an original of this Agreement signed by Employee and the expiration of the revocation period described herein.  If Employee accepts employment or a consultancy with another entity or becomes self-employed, then he must notify The Pantry before such employment or consultancy begins and the severance payments made pursuant to this Agreement shall be reduced by the amount of compensation to be paid to him in connection with such employment, consultancy or self-employment.  If Employee does not notify the Corporation in accordance with this Paragraph 2(a), then its obligation to make further payments of the severance pay pursuant to this Paragraph 2(a) shall cease;

b.           if Employee properly and timely elects to continue health coverage under The Pantry, Inc.’s Health Benefits Plan in accordance with the continuation requirements of COBRA, The Pantry shall pay to continue Employee’s medical coverage (vision and dental will not be covered by The Pantry, although Employee may elect to continue such coverage at Employee’s own expense) under The Pantry’s medical plan for a 52-week period following the Effective Date, beginning within thirty (30) business days after the latter of The Pantry’s receipt of a signed original of this Separation Agreement, the Employee’s notification to The Pantry of Employee’s COBRA election and the Employee’s return of the COBRA paperwork.  Payments shall be made by The Pantry directly to the COBRA administrator.  Thereafter, Employee shall be entitled to choose to continue such COBRA coverage for the remainder of the COBRA period, at Employee’s own expense.  Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits.  Employee shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage; and
c.           Employee agrees to promptly return to The Pantry any and all amounts received pursuant to this Agreement to the extent The Pantry is entitled or required to recover such amounts by the terms of (i) The Pantry’s Executive Compensation Recoupment Policy or other clawback or recoupment policy, as adopted, amended, implemented, and interpreted by The Pantry from time to time, and/or (ii) Section 954 of the Dodd-Frank Act (as may be amended) and any applicable rules or regulations promulgated by the Securities Exchange Commission.

3.           No Consideration Absent Execution of this Agreement.  As required and as acknowledged by Employee in the Employment Agreement, Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Separation Agreement and the fulfillment of the promises contained herein.

4.           General Release of All Claims.  Employee knowingly and voluntarily releases and forever discharges The Pantry, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, insurers, board members, directors, executive team and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Separation Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Civil Rights Act of 1991;

▪	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990;

▪	The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪	The Older Workers Benefit Protection Act;

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

▪	The Equal Pay Act;

▪	The North Carolina Equal Employment Practices Act – N.C. Gen. Stat. §143-422.1 et seq., as amended;

▪	The North Carolina Parental Leave Law for School Involvement – N.C. Gen. Stat. §95-28.3, as amended;

▪	The North Carolina Law Prohibiting Discrimination Against the Lawful Use of Lawful Products – N.C. Gen. Stat. §95-28.2, as amended;

▪	The North Carolina Persons With Disabilities Protection Act – N.C. Gen. Stat. §168A – 1 et seq., as amended;

▪	The North Carolina Communicable Disease Law – N.C. Gen. Stat. §130A-148(i), as amended;

▪	The North Carolina Discrimination on the Basis of Sickle Cell Trait Law – N.C. Gen. Stat. §95-28.1, as amended;

▪	The North Carolina Genetic Testing Law – N.C. Gen. Stat. §95-28.1A, as amended

▪	The North Carolina Retaliatory Employment Discrimination Law – N.C. Gen. Stat. §95-240 et seq., as amended;

▪	The North Carolina Wage and Hour Act, as amended, including N.C. Gen. Stat. §95-25.2 et seq., and §95-25.14 et seq., as amended;

▪	The North Carolina Occupational Safety and Health Act, as amended;

▪	Any other federal, state or local law, rule, regulation, or ordinance;

▪	Any public policy, contract, tort, or common law;

▪
Any obligation or claim arising under any Employment Agreement, public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation and/or obligations arising out of any of The Pantry’s employment policies or practices, employee handbooks and/or any statements by any employee or agent of The Pantry, whether oral or written; and/or

▪	Any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which The Pantry or any other Releasee identified in this Separation Agreement is a party.

Nothing in this Agreement shall prohibit Employee from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided however, that by signing this Separation Agreement, Employee waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charge, investigation or proceeding.

5.           Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against The Pantry or any Releasee in any form or forum.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.  Employee acknowledges that The Pantry’s obligations under this Separation Agreement are in full discharge of any and all of the company’s obligations to Employee of any type whatsoever, whether oral or in writing, including, without limitation, any claims or obligations pursuant to the Employment Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of The Pantry and will continue to maintain the confidentiality of such information consistent with The Pantry’s policies and Employee’s agreement(s) with The Pantry and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by The Pantry or its officers, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee affirms that all of The Pantry’s decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.           Competitive Business Activities, Trade Secrets, Confidential Information and Corporate Property. Employee affirms and acknowledges that the Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property provision contained in Section 5 of Employee’s Employment Agreement with The Pantry remains in full force and effect for the duration and scope outlined in the Employment Agreement, and that the end of Employee’s employment with The Pantry does not end or affect the enforceability of the provision.

Upon Employee’s request and The Pantry’s receipt of information regarding the nature, scope, position, business and activities of a potential new position for Employee which may violate the terms of the Competitive Business Activities provision (“Competitive Provision”) of the Employment Agreement, The Pantry may, in the sole discretion of The Pantry’s CEO, agree to allow Employee to engage in limited activities that although constituting a violation of the Competitive Provision are deemed an acceptable exception by The Pantry.   The Pantry’s decision is final and cannot be appealed.   In order to be permitted to engage in any competitive activities in violation of the Competitive Provision, the Employee must submit, in writing, a request to be permitted to accept a new position which will violate the Competitive Provision.  The request must include information such as the company’s name, store locations, type of business and new position title, duties and responsibilities.  Upon receipt of the request, The Pantry will determine whether The Pantry will agree to a specific and limited waiver of the Competitive Provision.  Any approval issued by The Pantry’s CEO must be (1) in writing, and (2) specify the name of the company, job title, job duties and permissible geographical areas of competition prior to Employee accepting any position which requires duties that would violate the terms of the Competitive Provision.  Any competitive business activities engaged in by Employee that are performed without the prior written approval of the CEO of The Pantry will constitute a violation of the Employment Agreement and will subject Employee to monetary liability and justify the Court’s immediate issuance of an injunction restraining Employee’s activities.

The non-solicitation provision contained in Section 5.1(B) remains in effect notwithstanding amendments to Section 5.1(A) and cannot and will not be modified either orally or in writing by either party.  Furthermore, Sections 5.2 and 5.3 of the Employment Agreement remain in full force and effect and cannot and will not be amended either orally or in writing by either party.

7.           Confidentiality and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Separation Agreement until this Agreement is publicly disclosed by the Corporation, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Separation Agreement.

Employee shall not at any time after Employee’s employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary company information or such information of its parents, subsidiaries or affiliates.  Confidential or proprietary information is information relating to The Pantry, its parent, subsidiaries or affiliates or any aspect of its business which is not generally available to the public, the company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge.  Nothing in this Agreement shall relieve Employee from any obligations under any previously executed confidentiality, proprietary information or secrecy agreements.

Employee affirms that Employee has returned all of The Pantry's property, documents, and/or any confidential information in Employee’s possession or control.  All records, files or other materials maintained by or under the control, custody or possession of The Pantry or its agents in their capacity as such shall be and remain The Pantry’s property.  Employee shall: (i) return all company property (including, but not limited to, credit cards; keys; company car; cell phones; computer hardware and software; records, files, documents, company manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which Employee received in connection with Employee’s employment; (ii) bring all such records, files, and other materials up to date before returning them; and (iii) fully cooperate with The Pantry in winding up Employee’s work and transferring that work to those individuals designated by the company.

Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at The Pantry’s premises and that The Pantry is not in possession of any of Employee’s property.

8.           Non-Disparagement.  Employee represents and warrants that since receiving this Agreement, (i) Employee has not made, and going forward will not make, disparaging, defaming or derogatory remarks about The Pantry or any other Releasee or their products, services, business practices, board members, executives, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between The Pantry, any Releasee and their vendors, customers, employees, or agents or that may be detrimental to or interfere with, the company or its business. Employee understands and agrees that any breach of this provision will result in irreparable damage to the company, justifying injunctive relief, as well as recovery of other damages.

9.           No Rehire. Except as set forth herein, The Pantry and Employee agree that this Separation Agreement terminates all aspects of the relationship between them for all time.  Employee acknowledges that Employee has no expectation of re-employment with The Pantry and no expectation of employment with any Releasee and agrees that Employee will not seek or otherwise apply for employment, reinstatement, reemployment, or independent contractor status with The Pantry or any Releasee, unless specifically requested to reapply, in writing, by the CEO.

10.           Cooperation. Employee will cooperate with Releasees and their counsel in connection with any past, current, or future investigation, administrative or regulatory proceeding, or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with the any of the Releasees. Employee specifically agrees to make himself available at reasonable times and places to assist the Releasees in the defense of any lawsuits or claims asserting claims against any Releasee, including providing truthful and accurate information and/or testimony. In the event Employee is requested or subpoenaed to provide testimony (in a deposition, court proceeding, arbitration or otherwise) which relates to Employee’s employment with The Pantry, Employee agrees to provide immediate notice of such request to Keith Oreson of The Pantry.

11.            Governing Law and Interpretation.  This Separation Agreement shall be governed and conformed in accordance with the laws of the State of North Carolina without regard to its conflict of laws provision.  In the event of a breach of any provision of this Separation Agreement, either party may institute an action specifically to enforce any term or terms of this Separation Agreement and/or seek any damages for breach.  Should any provision of this Separation Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement in full force and effect.

12.           Nonadmission of Wrongdoing.  The Parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

13.           Amendment.  This Separation Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Separation Agreement.  Only the CEO of The Pantry may modify, alter or change this Agreement on behalf of the company.

14.           Entire Agreement.  This Separation Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, with the exception of Section 5 of the Employment Agreement, which continues for the duration outlined in the Employment Agreement.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS SEPARATION AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS SEPARATION AGREEMENT.

EMPLOYEE MAY REVOKE THIS SEPARATION AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS SEPARATION AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO KEITH ORESON, SENIOR VICE PRESIDENT OF HUMAN RESOURCES, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AGREEMENT."  THE REVOCATION MUST BE PERSONALLY DELIVERED TO KEITH ORESON OR HIS DESIGNEE, OR MAILED TO KEITH ORESON AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS SEPARATION AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Separation Agreement as of the date(s) set forth below:

The Pantry, Inc.
		By:	/s/ Terry Marks
By:	/s/ Robert B. Williams		Terry Marks
	Robert B. Williams		President and CEO
Date:	7/8/11	Date:	7/11/2011